Exhibit 4.6

FIRST AMENDMENT
TO THE
PRIVATEBANCORP, INC.
SAVINGS, RETIREMENT & EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective Generally as of February 1, 2016)

WHEREAS, PrivateBancorp, Inc. (the “Company”) maintains the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (As Amended and Restated Effective Generally as of February 1, 2016) (the “Plan”), a qualified profit-sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Canadian Imperial Bank of Commerce (“CIBC”), the Company, and CIBC Holdco Inc. (“Holdco”), dated as of June 29, 2016, as amended, CIBC will acquire the Company (the “Merger”) at the Effective Time (the “Effective Time”) conditioned on the closing of the Merger;

WHEREAS, the Company desires to amend the Plan  to provide that all shares of Employer Stock (as defined under the Plan) shall be acquired solely on the open market, effective as of the day immediately prior to the Effective Time; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Sections 12.3 and 13.10 of the Plan.

NOW, THEREFORE, the Plan is hereby amended, contingent on the Merger and effective as of the day immediately prior to the Effective Time, as follows:

1.                                      The first paragraph of Section 7.5 of the Plan is hereby deleted and replaced with the following:

“Shares of Employer Stock that the Trustee has been directed to acquire under the Plan shall consist solely of outstanding shares that are publicly traded.”

2.                                      All other references to Employer Stock being acquired other than from outstanding shares that are publicly traded are hereby deleted from the Plan.

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IN WITNESS WHEREOF, the undersigned has executed this amendment this 22nd day of June, 2017.

/s/ Larry D. Richman
Larry D. Richman
President and Chief Executive Officer